Exhibit 99

              OMI Corporation Reports 2007 First Quarter
                               Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 25, 2007--OMI Corporation
(NYSE: OMM):

    Highlights

    -- First quarter Net Income was $50.9 million or $0.82 basic and diluted Earnings Per Share ("EPS"). The first quarter gain on disposal of a product carrier was $16.1 million or $0.26 basic and diluted EPS.

    -- Teekay Shipping Corporation ("Teekay"), A/S Dampskibsselskabet TORM ("TORM") and a company jointly owned by Teekay and TORM entered into a definitive agreement to acquire the Company for cash of $29.25 per share. Under the terms of the agreement, OMI will be permitted to pay a dividend at a rate of $0.15 per share per quarter, pro rated from April 1 to the closing of the tender offer, up to a maximum of $0.15 per share in the aggregate. Our 8-K filed with the Securities and Exchange Commission on April 20, 2007 provides a description of the proposed transaction.

    -- Two vessels were sold in February 2007, one, the product carrier mentioned above and the other, a vessel sold and leased back in February 2007. The gain of approximately $19.5 million will be amortized over the three year lease.

    -- We currently have approximately $694.9 million in contracted revenue, including $580.3 million in time charter revenue contracts (not including any potential profit sharing) for the period from April 2007 through May 2012 and $114.6 million in synthetic time charter revenue from April 2007 through September 2009.

    -- During the first quarter, we repurchased $62,500,000 face amount of our 2.875% Convertible Notes.

    -- During the first quarter, the Board of Directors ("BOD") declared a quarterly dividend of $0.15 per share, which was paid in March.

    -- During the first quarter, we repurchased and retired 540,000 shares aggregating $11.2 million.

    OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported Net Income of $50,878,000 or $0.82 basic and diluted EPS for the first quarter ended March 31, 2007, which included the gain on the disposal of a vessel of $16,112,000 or $0.26 basic and diluted EPS and loss on early extinguishment of notes of $1,540,000 or $0.02 basic and diluted EPS, compared to Net Income of $63,563,000 or $0.89 basic and diluted EPS for the first quarter ended March 31, 2006.

    Revenue of $171,764,000 for the first quarter ended March 31, 2007 decreased $21,428,000 or 11% compared to revenue of $193,192,000 for the first quarter ended March 31, 2006. Revenue decreased in the first quarter of 2007 as a result of decreases in spot rates in both the Suezmax and product carrier fleets and lower revenue from vessels that began new time charter contracts in 2006 that were previously operating in the spot market at higher rates.

    RECENT ACTIVITIES AND FIRST QUARTER HIGHLIGHTS



  -- OMI to Be Acquired by Teekay and TORM

        -- Teekay Shipping Corporation ("Teekay"), A/S
           Dampskibsselskabet TORM ("TORM") and a company jointly owned by Teekay and TORM entered into a definitive agreement to acquire the Company for cash of $29.25 per share. Under the terms of the agreement, OMI will be permitted to pay a dividend at a rate of $0.15 per share per quarter, pro rated from April 1 to the closing of the tender offer, up to a maximum of $0.15 per share in the aggregate. Our 8-K filed with the Securities and Exchange Commission on April 20, 2007 provides a description of the proposed transaction.

    -- Disposition of Vessels:

        -- In February 2007, we sold 2 vessels, for an aggregate sales price of approximately $91 million. Both vessels (described below) were held for sale at December 31, 2006.

          (1) The GANGES (renamed KING ERNEST), was sold in February 2007 and chartered back; the gain on sale of approximately $19.5 million was deferred and is being amortized over the three year charter period. The vessel is operating in the Libra Pool.
          (2) The ASHLEY (renamed KING ERIC), was sold in February 2007 and a gain of approximately $16.1 million was recognized. The vessel is operating in the Libra Pool.

        -- In March 2007, the sale of the SEINE, previously announced, was canceled with no penalties to either party to the transaction.


    -- Vessel Spot Performance:


                           Daily TCE Rates
----------------------------------------------------------------------
                                  For the Three Months
           Vessels on                 Ended March 31,        Percent
              Spot                  2007        2006          Change
----------------------------------------------------------------------
Crude Oil Fleet                     $50,328      $57,770          -13%
----------------------------------------------------------------------
Clean Fleet                         $31,314      $35,316          -11%
----------------------------------------------------------------------


        -- In the first quarter of 2007, the average TCE rates for our crude (Suezmax) fleet and clean (product carrier) fleet were lower than average TCE rates for first quarter of 2006 (see Market Overview section).

    -- Financial:

    (Note: For more detailed information refer to the Liquidity and Capital Expenditures section.)

        -- In the first quarter of 2007, we repurchased 540,000 shares at an average price of $20.77 per share aggregating $11.2 million. We currently have 61,984,900 shares outstanding.

        -- During the first quarter of 2007, we repurchased
           $62,500,000 of our 2.875% Convertible Notes for $62,248,000
           and recorded a loss of approximately $1,540,000 primarily from the write off of unamortized finance fees and discount.

        -- In February 2007, the BOD increased the quarterly dividend by 7% and declared a dividend of $0.15 per share to shareholders of record on March 19, 2007. The dividend of $9.3 million was paid on March 28, 2007. Total dividends of $0.29 per share (including the $8.8 million or $0.14 per share paid on January 8, 2007) have been paid in the first quarter of 2007. When the March dividend was paid, the conversion ratio and conversion price for our 2.875% Convertible Notes ($81,851,000 currently outstanding, net of $405,000 unamortized discount) were adjusted, as per the agreement, because the dividend threshold of $0.28 per share was reached. The conversion ratio increased from
           32.7842 to 32.7989 for each $1,000 bond, and the conversion price decreased from $30.50 to $30.49 per share, which is 12% above our stock price of $26.86 per share on March 31, 2007. The conversion ratio and conversion price will change upon the payment of the pro rated dividend mentioned above.


    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market continued at a very profitable level in the first quarter of 2007, notwithstanding an increase in the world tanker fleet. The average spot TCE rate for Suezmax tankers in the West Africa to U.S. trade was marginally higher than the preceding quarter, but below the rate prevailing in the same period of last year. Tanker freight rates have been adversely affected by the cuts in OPEC oil production, and have been supported by world oil demand growth, weather delays in the Bosporous and delays due to a labor strike in a French Mediterranean Port. Freight rates in the crude oil tanker market are at profitable levels thus far in the second quarter of 2007.

    The average OPEC oil production in the first quarter of 2007 totaled about 28.7 million barrels per day ("b/d"), about 0.6 million b/d lower compared to the preceding quarter and 1.0 million b/d below the level prevailing in the same quarter of last year. Most of the decrease was from the long haul Middle East. This was due to OPEC's agreement to cut its oil production by 1.2 million b/d beginning November 1, 2006, and an additional 0.5 million b/d from February 1, 2007, in an attempt to reverse a decrease in oil prices.

    World oil demand in the first quarter of 2007 was about 1.2 million b/d higher than the preceding quarter and averaged 1.1 million b/d higher compared to the same period of last year.

    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of March 2007 were about 24 million barrels, or 1.1%, below the year earlier level, but 2.1% above the average of the last five years. At the same time, crude oil inventories were 1.6% lower and petroleum products inventories were 4.3% higher than the average of the last five years, respectively.

    The world tanker fleet totaled 350.2 million dwt at the end of the first quarter of 2007, up by about 4.9 million dwt or 1.4% from the year-end 2006 level. The total tanker fleet includes 46.8 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 2.4% from the year-end 2006 level.

    The tanker orderbook totaled about 133.4 million dwt, or 38.1% of the existing fleet at the end of March 2007. Approximately 24.1 million dwt are for delivery in 2007, 36.3 million dwt in 2008, 49.5 million dwt in 2009, and most of the balance in 2010. The tanker orderbook includes 129 Suezmaxes of about 20.4 million dwt or 43.6% of the existing internationally trading Suezmax tanker fleet. Nineteen Suezmaxes are for delivery in 2007, 23 in 2008, 65 in 2009 and the balance in 2010.

    At the end of March 2007, approximately 34.3 million dwt or 9.8% of the total tanker fleet was 20 or more years old, including 12.3 million dwt or 3.5% of the fleet which was 25 or more years old. Furthermore, eight Suezmaxes were 20 or more years old, including one which was 25 or more years old. Tanker sales for scrap totaled about
0.9 million dwt in the first quarter of 2007.

    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. At the end of March 2007, there were about 89.7 million dwt of tankers or 25.6% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    Freight rates in the product tanker market continued at high levels in the first quarter of 2007, and the average spot TCE for handysize product tankers in the Caribbean was higher than the preceding quarter rate and the rate prevailing in the same period of last year. The product tanker market strength was the result of continuous growth in the demand for oil and shortage of refinery capacity in consuming areas, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the second quarter of 2007.

    The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 83.6 million dwt at the end of March 2007, up by about 0.5% from the year-end 2006 level. The total product tanker fleet includes about 46.2 million dwt handysize and handymax product tankers, up by 1.1% from the year-end 2006 level.

    The product tanker orderbook for delivery over the next few years totaled about 43.3 million dwt, or about 51.8% of the existing product tanker fleet at the end of March 2007. Approximately 10.3 million dwt are for delivery in 2007, 13.8 million dwt in 2008, 15.0 million dwt in 2009 and most of the balance in 2010. At the end of March 2007, approximately 14.6 million dwt or 17.5% of the existing flee was 20 or more years old.

    The orderbook for handysize and handymax product tankers at the end of March 2007 totaled about 15.3 million dwt or 33.1% of the existing handysize and handymax product tanker fleet. Approximately
4.9 million dwt are for delivery in 2007, 5.4 million dwt in 2008, 3.6 million dwt in 2009 and most of the balance in 2010.

    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of March 2007 were 25 million barrels or 1.9% higher than the same time a year ago, and 4.3% above the average of the last five years. At the same time, inventories of gasoline, the seasonal product, in these areas were marginally lower than last year and the last five years average.

    FLEET SUMMARY

    Our fleet is concentrated into two vessel types: Suezmax tankers ("crude" vessels), which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At March 31, 2007, our fleet comprised 45 vessels, excluding the vessels contributed by participants to our wholly owned Gemini and Libra Pools. We charter-in 10 vessels, 6 Suezmax tankers and 4 product carriers (See Exhibit 1 for OMI's Fleet Report by vessel).

    The following table includes wholly owned and chartered-in vessels at March 31, 2007 and revenue days for the first quarter:



                                                               Total
              Number  Number    Number of   Number    Total    Number
                of      of       Vessels      of      Number     of
             Vessels  Revenue  Chartered-  Revenue      of    Revenue
              Owned    Days        In        Days    Vessels    Days
             -------- -------  ----------- --------  -------- --------
Suezmaxes -
 Spot (a),(b)      4     357            3      270         7      627
Suezmaxes -
 TC (c)            3     268            3      270         6      538
Product
 Carriers -
 Spot (d)          -      80            2      136         2      216
Product
 Carriers -
 TC               28   2,474            2      180        30    2,654
             -------- -------  ----------- --------  -------- --------
Total             35   3,179           10      856        45    4,035
             -------- -------  ----------- --------  -------- --------

(a) Excludes 9 vessels owned by other pool participants that 7 operate in the Gemini Pool and 2 in the Libra Pool
(b) We have 3.75 synthetic time charters which reduce our exposure to the spot market for 338 days included with time charter revenue.
(c) Two of the owned Suezmaxes (ADAIR and INGEBORG) on time charter are part of the Gemini Pool.
(d) Two vessels were sold in February 2007, one was leased back.


    FINANCIAL INFORMATION

    The following table summarizes the Company's results of operations for the three months ended March 31, 2007 compared to the three months ended March 31, 2006:



RESULTS OF OPERATIONS
-------------------------------------
(In thousands, except per share data)           For the Three Months
                                                    Ended March 31,
                                                   2007        2006
                                                -----------  ---------
Voyage and time charter revenue                  $ 170,662   $192,480
Voyage expense                                      30,127     35,937
                                                -----------  ---------
Time charter equivalent revenue                    140,535    156,543
Other revenue                                        1,102        712
Vessel expense                                      22,918     22,063
Charter hire expense:
  Pool charter hire expense                         34,813     25,834
  Non-pool charter hire expense                     17,958      9,284
Depreciation and amortization                       14,185     16,690
General and administrative expense                   9,307      8,067
Gain on disposal of vessel (1)                     (16,112)         -
                                                -----------  ---------
Operating income                                    58,568     75,317

Loss on extinguishment of notes                     (1,540)         -
Interest expense                                    (8,655)   (12,207)
Interest income                                      2,403        397
Other (2)                                              102         56
                                                -----------  ---------
Net income                                       $  50,878   $ 63,563
                                                ===========  =========

Basic earnings per common share                  $    0.82   $   0.89
Diluted earnings per common share                $    0.82   $   0.89

Weighted average shares outstanding-
 basic                                              62,017     71,150
Weighted average shares outstanding-
 diluted                                            62,049     71,206

(1) The Gain on disposal of vessels of $16,112,000 for the three months ended March 31, 2007 resulted from the sale of a product carrier in February.
(2) Other includes a realized gain on freight forward agreements of $765,000 and unrealized loss of $690,000 for the three months ended March 31, 2007, and a realized gain of $270,000 and unrealized loss of $227,000 for the three months ended March 31, 2006.


    Time Charter Equivalent Revenue ("TCE")

    OMI operates vessels on voyage (or "spot") charters and on time charters ("TC"). TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. Time charter revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

    At March 31, 2007 our fleet tonnage operates on time charters and spot charters as follows:



    -- 66% of our fleet tonnage (or 36 vessels, 6 Suezmax vessels and 30 product carriers) operated on time charters (see Contracted Time Charter Revenue section):

       (a) 63% of our tonnage on TC (or 21 vessels, 4 Suezmax vessels and 17 product carriers) operated on fixed rate time charters, and
       (b) 37% of our tonnage on TC (or 15 vessels, 2 Suezmax vessels and 13 product carriers) operated on time charters with profit sharing arrangements, giving us the ability to benefit from strong spot markets. Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside.

    -- 34% of our fleet tonnage (or 9 vessels, 7 Suezmax vessels and 2 product carriers) operated in the spot market.


    Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses and charter hire expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).

    We currently have the equivalent of 3.75 Suezmax synthetic time charters ("STC") which reduces our exposure to the spot market for Suezmaxes from 7 to 3.25 vessels. Synthetic time charters are similar to time charters, as they mitigate the risk associated with the spot market.

    Three Months Ended March 31, 2007 vs. Three Months Ended March 31,
2006

    The Company earned TCE revenue of $140,535,000 for the three months ended March 31, 2007 and $156,543,000 for the three months ended March 31, 2006, which is a reduction of $16,008,000 or 10%.

    The following table illustrates the TCE revenue fluctuation for the three months ended March 31, 2007 compared to the three months ended March 31, 2006:



                     TCE Revenue                  Increase   Increase
                 For the Three Months            (Decrease) (Decrease)
                    Ended March 31,    Increase  Daily TCE  Operating
                   2007      2006     (Decrease)    Rate       Days
                 --------- ---------- ---------- ---------- ----------
TCE Revenue for
Vessels on Spot
 Charters:               (In thousands)
-----------------
Crude Oil Fleet  $ 46,248  $  92,307  $ (46,059)       -13%      (679)
Clean Fleet        11,273     15,855     (4,582)       -11%       (89)
                 --------- ---------- ----------            ----------
Total            $ 57,521  $ 108,162  $ (50,641)                 (768)
                 ========= ========== ==========            ==========

TCE Revenue for
Vessels on Time
 Charters:
-----------------
Crude Oil Fleet  $ 32,105  $   5,484  $  26,621         23%       692
Clean Fleet        50,909     42,897      8,012          6%       288
                 --------- ---------- ----------            ----------
Total            $ 83,014  $  48,381  $  34,633                   980
                 ========= ========== ==========            ==========

Total            $140,535  $ 156,543  $ (16,008)                  212
                 ========= ========== ==========            ==========


    During the three months ended March 31, 2007, TCE revenue decreased by $16,008,000. The decrease was attributed to less revenue earned by vessels operating on spot charters, which decreased by $50,641,000 offset by increases of $34,633,000 for vessels operating on time charters. Aside from changes in rates earned by vessels which operated on spot and time charters in both 2006 and 2007, we began operating more of our vessels on fixed rate contracts, as mentioned above (some with profit sharing arrangements), that previously were operating at higher rates in the spot market.

    During the three months ended March 31, 2007, the majority of our TCE revenue (59%) or $83,014,000 was earned by vessels operating on time charters, compared to the three months ended March 31, 2006, during which the majority of our TCE revenue (69%) or $108,162,000 was earned by vessels operating on spot charters.

    The decrease of $50,641,000 in TCE revenue for vessels operating on spot charters was due to a decrease of $46,059,000 in the crude fleet and $4,582,000 in the clean fleet. The decrease in TCE revenue was primarily due to 768 less operating days from vessels previously operating on spot charters and lower TCE rates for vessels on spot charters in both the first quarter of 2007 and 2006 due to the following:

    -- 6 Suezmax vessels previously operating on spot charters at an average daily rate of $57,770 for 536 days in the first quarter of 2006 began operating on time charter contracts at a lower average rate of $33,691 per day.

    -- 3.75 Suezmax vessels previously operating on spot charters at an average daily TCE rate of $57,770 in the first quarter of 2006, were subject to STC contracts with an average daily TCE rate of $41,337 in first quarter of 2007.

    --  A 13% decrease in average daily spot TCE rates in 2007 for
        3.25 Suezmax vessels owned by OMI and for the 7 pool member vessels (Gemini) that operated in both 2007 and 2006 first quarters and 11% decrease in average daily spot TCE rates for 2 product carrier vessels chartered-in and 2 pool member (Libra) vessels compared to the first quarter of 2006 (see Market Overview section for explanations of rate fluctuations).

    Note: The number of operating days did not change for 2 Suezmax vessels and 2 product carrier vessels that were sold and chartered back (3 in 2006 and 1 in 2007), that began operating in the Gemini and Libra pools; however, charter hire expense increased. (See operating expenses.)

    The increase of $34,633,000 in TCE revenue for vessels on time charters offsetting the above decreases for vessels operating on spot charters was due to an increase of $26,621,000 in the crude fleet and $8,012,000 in the clean fleet. The increase in TCE revenue was primarily due to 980 additional operating days from vessels previously operating on spot charters, mentioned above, and higher TCE rates for vessels on time charters in both periods due to the following:

    -- As mentioned above, the primary increase in Suezmax TCE revenue is the result of additional operating days, 536 more days from 6 Suezmax vessels on time charters in 2007, previously on spot in 2006, and 338 more days equivalent to
        3.75 Suezmax vessels operating on STCs in 2007, that are included with contracted time charter revenue.

    -- 5 newbuilding product carrier vessels delivered in 2006 increased TCE revenue in the first quarter of 2007 resulting in 304 more operating days at an average daily rate of $19,686 per day.

    -- Increases in time charter rates in the first quarter of 2007 compared to the first quarter of 2006, (23% increase in the crude fleet and 6% in the clean fleet), which resulted primary from higher rates negotiated for new or renewed charters that expired in 2006. The clean fleet increase includes additional profit sharing of $1,575,000 from 2 vessels earning profit sharing for the first time in 2007.

    Increases in TCE revenue were partially offset by 90 fewer operating days from a product carrier vessel that was sold in September 2006.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expenses increased $855,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. Increases in vessel expenses during the first quarter of 2007 were primarily attributable to the 5 vessels acquired in the clean fleet during 2006 offset by decreases in vessel expense for vessels sold; 4 Suezmax vessels in 2006 and 5 product carriers (3 in 2006 and 2 in 2007). Additionally, the clean fleet's average daily vessel expense was approximately 2% higher in the three months ended March 31, 2007 than our expected daily rate for 2007 of $6,400 per day and 15% higher compared to the first quarter of 2006. Although the crude fleet's vessel expenses decreased overall because of vessel sales in 2006, the average daily vessel expense was approximately 6% higher in the three months ended March 31, 2007 than our expected daily rate for 2007 of $7,200 per day and 25% higher compared to the first quarter of 2006. Our 2007 expected average daily vessel expenses for our crude and clean fleets are based on an annualized daily rate. The clean and crude fleet's 2% and 6% increase, respectively, above our expected daily vessel expenses in 2007 was primarily a result of timing of purchasing stores and supplies and miscellaneous expenses. The increase of 15% and 25% over the 2006 period, for the clean and crude fleet's daily vessel expense, respectively, include the previously mentioned timing differences and increases made to crew, stores items and miscellaneous expenses to continue to maintain our vessels, crew needs and to better serve our customers' requirements.

    Charter hire expense, other than relating to pool vessels, increased $8,674,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. Increases in charter hire expense were primarily the result of chartering in 5 additional vessels in 2006 (the OTTAWA, TAMAR, CAPE BANTRY, HS ALCINA and KING EDWARD) and 1 in 2007 (the KING ERNEST). Increases in pool charter hire expense of $8,979,000 for the three months ended March 31, 2007 were attributable primarily to increases in pool charter hire expense in the Gemini Pool resulting from 2 vessels that were added to the pool in 2006 and from 2 vessels that began in the Libra product carrier pool, one which started in February 2007 and one in 2006 (see Note below for discussion of Gemini and Libra).

    Note: Gemini Tankers LLC ("Gemini"), a wholly owned subsidiary of OMI, began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of March 31, 2007, there were 16 Suezmax vessels (9 from OMI and 7 from other pool members) operating in the Gemini pool. Libra Shipping LLC ("Libra") is also a wholly owned subsidiary of OMI that began operating in November 2006. Libra is a pool for double hull product carrier vessels. As of March 31, 2007, there were 4 product carriers (2 from OMI and 2 from another pool member) operating in the Libra pool. The earnings of the pools are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini and Libra are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

    Depreciation and amortization expense decreased $2,505,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The decrease in depreciation expense was primarily due to the disposal of 11 vessels, 9 in 2006 (4 Suezmax vessels and 5 product carriers) and 2 product carriers in 2007. Decreases in depreciation expense were partially offset by additional expense for 5 product carriers acquired in 2006.

    General and administrative expense increased $1,240,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The increase for the three months ended March 31, 2007 was in line with our 2007 expectation and is primarily higher than the 2006 period as a result of higher compensation and employee benefits expense, including increases in non-cash expense from amortization of restricted stock awards from 2006 grants, in addition to other corporate expenses.

    LIQUIDITY AND CAPITAL EXPENDITURES

    At March 31, 2007, we had Cash and cash equivalents of $143,556,000 and Marketable securities (short-term auction bonds) of $77,325,000. During the three months ended March 31, 2007, we received net proceeds of $88,813,000 from the disposal of 2 vessels, repaid $65,850,000 in debt ($62,248,000 of which were unscheduled repayments for early extinguishment of convertible notes) and spent $12,289,000 for capital expenditures, primarily for the initial payments for 2 newbuildings under construction. We also paid cash dividends of $18,050,000 and bought back $11,215,000 of the Company's common stock.

    Our debt to total capitalization ratio (debt and stockholders' equity) at March 31, 2007 was 38% and net debt (total debt less cash, cash equivalents and marketable securities) to total net capitalization (total capitalization less cash, cash equivalents and marketable securities) was 26%. As of April 23, 2007, we have approximately $672,022,000 in available liquidity (including cash, cash equivalents, marketable securities and undrawn lines of credit).

    2007 Capital Expenditures Projected for Vessels Under Construction
Contracts

    As of March 31, 2007, we have contracts to build two handysize (ice class 1A) product carriers with a shipyard, estimated to be delivered in the first quarter of 2009. The aggregate contract cost for the vessels is $91,300,000. The initial payment of $9,130,000 was made in January 2007. The remaining installments and final payments are scheduled as follows; an additional $9,130,000 in June 2007, $13,695,000 in 2008 and $59,345,000 in 2009.

    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, actual profit sharing for 3 vessels aggregating approximately $4.2 million earned during the three months ended March 31, 2007 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.

    The following table reflects our current contracted time charter revenue through 2012, including synthetic time charter contracts:



                                      2007    2008    2009  2010-2012
                                    ------- ------- ------- ----------
 (In millions)
 TC Revenue                         $315.7  $251.2  $136.8      $74.0
 Number of Vessels(a)                   33      21      10         (b)
 Vessels with Profit Sharing (a)        13       9       4          -
 Vessels related to synthetic TC's    3.75     3.5       -          -

(a) Number of vessels at the end of each year assuming no additional extensions or new charters.
(b) The remaining charters expire as follows: 8 charters, 2 with profit sharing, will expire in 2010 and 2 charters with profit sharing will expire in 2012.


    In accordance with U.S. GAAP, we recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue. Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels for which we recorded profit sharing in the first quarter of 2007 and the number of contracts for which we expect to record profit sharing in future periods, by quarter:



                                      2007    2008    2009       2010
                                    ------- ------- ------- ----------

  First Quarter                          3       3       1          0
  Second Quarter                         7       6       6          3
  Third Quarter                          4       4       2          1
  Fourth Quarter                         1       0       0          0

                                  ------------------------------------
                                        15      13       9          4
                                  ====================================


    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 45 vessels of approximately 3.5 million dwt, is the youngest large fleet of tankers in the world, with an average age at March 31, 2007 of approximately 4.3 years (see Note
(1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM."

    Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of March 31, 2007. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

    OTHER FINANCIAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEETS

    The following are OMI's Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006:



CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
                                            March 31,     December 31,
(In thousands)                                2007           2006
                                        ----------------- ------------


Cash, cash equivalents and
  marketable securities                      $   220,881   $  183,311
Vessels held for sale                                  -       53,181
Other current assets                              68,334       68,157
Vessels and other property-net                 1,239,854    1,250,608
Construction in progress
 (newbuildings)                                    9,251            -
Other assets                                      30,886       34,115
                                        ----------------- ------------
Total assets                                 $ 1,569,206   $1,589,372
                                        ================= ============

Current portion of long-term debt (1)        $    20,311   $   20,286
Other current liabilities                         97,842       96,690
Long-term debt (1)                               508,143      573,964
Other liabilities                                 76,251       57,154
Total stockholders' equity                       866,659      841,278
                                        ----------------- ------------
Total liabilities and stockholders'
 equity                                      $ 1,569,206   $1,589,372
                                        ================= ============

(1) As of March 31, 2007, the available undrawn balance under credit facilities was $463,214,000.


    CONDENSED CONSOLIDATED CASH FLOWS

    The following are OMI's Condensed Consolidated Cash Flows for the three months ended March 31, 2007 and 2006:



CONDENSED CONSOLIDATED CASH FLOWS
----------------------------------
                                       For the Three Months
                                         Ended March 31,
 (In thousands)                          2007       2006      Change
                                      ----------- ---------- ---------

Provided (used) by:
Operating Activities                    $ 56,161  $  91,360  $(35,199)
Investing Activities                      25,899    (13,524)   39,423
Financing Activities                     (95,115)   (26,706)  (68,409)
                                      ----------- ---------- ---------
Net (Decrease) Increase in Cash
 and Cash Equivalents                    (13,055)    51,130   (64,185)
Cash and Cash Equivalents at the
 Beginning of the Year                   156,611     42,297   114,314
                                      ----------- ---------- ---------
Cash and Cash Equivalents at the
 End of the Period                      $143,556  $  93,427  $ 50,129
                                      =========== ========== =========


    RESULTS BY FLEET

    The following discussion of Operating Income includes TCE revenue less vessel expense, charter hire expense and depreciation and amortization, General and administrative ("G & A") expenses allocated to vessels and gain/loss on disposal of vessels for the crude and clean segments.

    Crude Fleet - Operating Income decreased $26,408,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The net decrease in Operating Income during the three months ended March 31, 2007 was primarily due to (1) a decrease in TCE revenue of $19,438,000 from lower revenue earned for vessels on spot that began operating on fixed rate time charters at lower rates and a 13% decrease in the average daily TCE rates for vessels on spot compared to the 2006 period (see Market Overview and TCE section), (2) $6,476,000 higher non-Gemini charter hire expense relating to 2 vessels that were chartered-in during April and August 2006 and (3) $3,850,000 higher Gemini pool charter hire expense relating to 2 vessels added to the pool in 2006. Decreases in TCE revenue were offset partially by a 23% increase in average daily TCE rates for time chartered vessels for new time charters that began in 2006 and $1,242,000 lower vessel expenses and $1,868,000 lower depreciation and amortization expenses relating to vessels sold.

    The following table illustrates the crude fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of Vessels Operated by the crude oil fleet for the three months ended March 31, 2007 compared to the three months ended March 31, 2006:



 BREAKDOWN BY FLEET
------------------------------------
(In Thousands, Except Daily Rates &
 Expenses, Number of Vessels and
 Number of Days)
                                                 For the Three Months
                                                    Ended March 31,
 CRUDE FLEET:                                       2007       2006
------------------------------------            ------------- --------
Suezmaxes - On Spot and Time
 Charter:
TCE Revenue (1)
     Suezmaxes - On Spot (2)                         $46,248  $92,307
     Suezmaxes - On Time Charter (2)                  32,105    5,484
                                                ------------- --------
Total TCE Revenue                                     78,353   97,791
Vessel Expense                                         4,808    6,050
Charter Hire Expense:
     Gemini Pool Charter Hire
      Expense                                         29,684   25,834
     Charter Hire Expense                             15,692    9,216
Depreciation and Amortization                          4,569    6,437
G&A Allocated to Vessels                               2,056    2,302
                                                ------------- --------
Operating Income                                     $21,544  $47,952
                                                ============= ========

------------------------------------            ----------------------
Suezmaxes - On Spot:
Average Daily TCE                                    $50,328  $57,770
Number of OMI TCE Revenue Days                           289    1,148
Number of Pool Member TCE Revenue
 Days                                                    630      450
------------------------------------            ----------------------
Suezmaxes - On Time Charter:
Average Daily TCE                                    $36,633  $29,835
Number of TCE Revenue Days                               876      184
------------------------------------            ----------------------
Suezmaxes - On Spot and Time
 Charter:
Average Daily Vessel Expense                         $ 7,632  $ 6,111
Average Daily Charter Hire Expense,
 Excluding Pool                                      $29,059  $25,600
Average Number of Wholly Owned
 Vessels                                                 7.0     11.0
Average Number of Time Chartered-In
 Vessels                                                 6.0      4.0
Average Number of Pool Member
 Vessels                                                 7.0      5.0

Note: Number of operating or TCE revenue days used to compute Average
 Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini Suezmax Pool. As of March 31, 2007, the Suezmax pool included 9 Suezmaxes from OMI and 7 Suezmaxes owned by the other pool members. As of March 31, 2006, the Suezmax pool included 13 Suezmaxes from OMI and 5 Suezmaxes owned by the other pool members. Includes the synthetic time charter revenues. The portion of contracted synthetic TC revenue related to vessels on spot is reflected as time charter revenue for Suezmaxes in the above table.
(2) Includes the synthetic time charter revenues. The portion of contracted synthetic TC revenue related to vessels on spot is reflected as time charter revenue for Suezmaxes in the above table.


    Clean Fleet - Operating Income increased $11,699,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The increase in Operating Income in the 2007 was primarily attributable to (1) the $16,112,000 gain on disposal of a vessel in February and (2) increase of $3,430,000 in TCE revenue from the additional operating days resulting from 5 vessels acquired in 2006 and $1,575,000 additional profit sharing in 2007, offset by decreases from 1 vessel sold in 2006. Increase in Operating income were partially offset by (1) an 11% decrease in average daily TCE spot rates in 2007 (see Market overview and TCE section), (2) increases in vessel expense of $1,985,000, (3) increases in charter hire expense of $4,314,000 relating to 2 vessels in the Libra pool 1 that started in November 2006 and the other in February 2007 and (4) increases in charter hire expense of $2,198,000 for non-pool charter hire relating to 4 vessels sold and chartered back (2 bareboat charters and 2 time charters) 3 in 2006 and 1 in February 2007.

    The following table illustrates the clean fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of Vessels operated by the clean fleet for the three months ended March 31, 2007 compared to the three months ended March 31, 2006:



 BREAKDOWN BY FLEET
-----------------------------------
(In Thousands, Except Daily Rates &
 Expenses, Number of Vessels and
 Number of Days)
                                                  For the Three Months
                                                     Ended March 31,
CLEAN FLEET:                                        2007       2006
                                                 ------------ --------
Products - On Time and Spot
 Charter:
TCE Revenue: (1)
     Products - On Time Charter (2)                 $ 50,909  $42,897
     Products - On Spot                               11,273   15,855
                                                 ------------ --------
Total TCE Revenue                                     62,182   58,752
Vessel Expense                                        18,109   16,124
Charter Hire Expense:
    Libra Pool Charter Hire Expense                    4,314        -
    Charter Hire Expense                               2,266       68
Depreciation and Amortization                          9,246   10,094
G&A Allocated to Vessels                               1,490    1,296
Gain on Disposal of Vessels                          (16,112)       -
                                                 ------------ --------
Operating Income                                    $ 42,869  $31,170
                                                 ============ ========

-----------------------------------              ---------------------
Products - On Time Charter:
Average Daily TCE                                   $ 19,184  $18,131
Number of TCE Revenue Days                             2,654    2,366
-----------------------------------              ---------------------
Products - On Spot:
Average Daily TCE                                   $ 31,314  $35,316
Number of TCE Revenue Days                               216      449
Number of Pool Member TCE Revenue
 Days                                                    144        -
-----------------------------------              ---------------------
Products - On Time and Spot
 Charter:
Average Daily Vessel Expense                        $  6,516  $ 5,681
Average Daily Charter Hire Expense,
 Excluding Pool                                     $  7,148  $ 6,800
Average Number of Wholly Owned
 Vessels                                                28.9     31.3
Average Number of Bareboat
 Chartered-In Vessels                                    2.0      0.1
Average Number of Time Chartered-In
 Vessels                                                 1.5        -
Average Number of Pool Member
 Vessels                                                 1.6        -
-----------------------------------              ---------------------

Note: Number of Operating or TCE Revenue Days used to compute Average
 Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Libra product carrier pool. As of March 31, 2007, the Libra pool included 2 of OMI's product carriers (beginning in November 2006 and February
 2007) and 2 product carriers (beginning in December 2006 and February
 2007) owned by another pool member.
(2) During the three months ended March 31, 2007, OMI recognized profit sharing revenue of approximately $4,201,000 compared to $2,626,000 for the three months ended March 31, 2006.


    EXHIBIT 1

    FLEET REPORT

    Our fleet currently comprises 45 wholly owned and chartered-in vessels aggregating approximately 3.5 million dwt. Additionally, the Company has 2 product carriers under construction with 2009 delivery dates. The Company's fleet below comprises 7 owned and 6 chartered-in Suezmaxes and 28 owned and 4 chartered-in product carriers (not including pool members vessels operating in the Gemini and Libra Pools):



                          Type of     Year                  Charter
Name of Vessel             Vessel     Built       Dwt      Expiration
------------------------ ---------- --------- ----------- ------------
CRUDE OIL FLEET:
------------------------

Wholly-Owned:
------------------------
ARLENE                   Suezmax        2003     165,293       SPOT
INGEBORG                 Suezmax        2003     165,293     Aug-09
DELAWARE                 Suezmax        2002     159,452     May-12(P)
DAKOTA                   Suezmax        2002     159,435       SPOT
ADAIR                    Suezmax        2003     159,199     Aug-09
ANGELICA                 Suezmax        2004     159,106       SPOT
JANET                    Suezmax        2004     159,100       SPOT
                                              -----------
                                               1,126,878
                                              -----------
Time chartered-in and
 expiration of charter:
 (1)
------------------------
HS ALCINA (June 2011)    Suezmax        2001     160,183       SPOT
CAPE BANTRY (May 2011)   Suezmax        2000     159,999       SPOT
CAPE BASTIA (June 2012)  Suezmax        2005     159,156     Mar-09
CAPE BONNY (Sept. 2012)  Suezmax        2005     159,062     May-10
OLIVER JACOB (June 2010) Suezmax        1999     157,327       SPOT
MAX JACOB (Dec. 2009)    Suezmax        2000     157,327     May-12(P)
                                              -----------
                                                 953,054
                                              -----------

Total Crude Oil Fleet                          2,079,932
                                              -----------

CLEAN FLEET:
------------------------

Wholly-Owned:
------------------------
NECHES                   Handymax       2000      47,052     Oct-10
SAN JACINTO              Handymax       2002      47,038     Apr-08
MOSELLE                  Handymax       2003      47,037     Feb-09
GUADALUPE                Handymax       2000      47,037     Apr-08
AMAZON                   Handymax       2002      47,037     Apr-08
THAMES                   Handymax       2005      47,036     Oct-07
ROSETTA                  Handymax       2003      47,015     Mar-09
PLATTE                   Handymax       2006      46,955     Jun-09
LAUREN                   Handymax       2005      46,955     Dec-07(P)
JEANETTE                 Handymax       2004      46,955     Feb-08(P)
HORIZON                  Handymax       2004      46,955     Dec-08
KANSAS                   Handymax       2006      46,922     Apr-09(P)
REPUBLICAN               Handymax       2006      46,893     May-09(P)
WABASH                   Handymax       2006      46,893     Mar-08(P)
BRAZOS                   Handymax       2005      46,889     Dec-08
ORONTES                  Handysize      2002      37,383     May-10
OHIO                     Handysize      2001      37,278     May-10
GARONNE                  Handysize      2004      37,278     Apr-09(P)
LOIRE                    Handysize      2004      37,106     Feb-09(P)
FOX                      Handysize      2005      37,006     May-10(P)
RHINE                    Handysize      2006      36,993     Sep-08(P)
TEVERE                   Handysize      2005      36,990     Jul-10(P)
SAONE                    Handysize      2004      36,986     Jul-09(P)
TRINITY                  Handysize      2000      35,834     Mar-10
MADISON                  Handysize      2000      35,828     Mar-10
RHONE                    Handysize      2000      35,775     May-07(P)
CHARENTE                 Handysize      2001      35,751     Sep-08(P)
SEINE                    Handysize      1999      35,407     Aug-08
                                              -----------
                                               1,180,284
                                              -----------

Time chartered-in and
 expiration of charter:
 (2)
------------------------
KING EDWARD (Nov. 2009)  Handysize      2004      37,384       SPOT
KING ERNEST (Feb. 2010)  Handysize      2004      37,178       SPOT
                                              -----------
                                                  74,562
                                              -----------

Bareboat chartered-in
 and charter expiration:
 (3)
------------------------
TAMAR (July 2010)        Panamax        2003      70,362     Jul-08
OTTAWA (April 2010)      Panamax        2003      70,297     Apr-08
                                              -----------
                                                 140,659
                                              -----------

Total Clean Fleet                              1,395,505
                                              -----------

Total Fleet                                    3,475,437
                                              -----------


 Vessels Under                        Est.
  Construction            Type of   Delivery                Charter
Contracts (CIP):           Vessel     Date        Dwt      Expiration
----------------------------------- --------------------- ------------
To be named              Handysize  Jan. 2009     37,000       n/a
To be named              Handysize  Mar. 2009     37,000       n/a
                                              -----------
Total CIP                                         74,000
                                              -----------

                                              -----------
Total Fleet with CIP                           3,549,437
                                              ===========

(P): Time charters with profit sharing.

(1) The charter hire expense for HS ALCINA is based on the vessels earnings in the Gemini Pool (Spot Market). The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately $28,300 per day.
(2) The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately $8,300 per day.
(3) The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately $5,500 per day.



    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes may include, without limitation: statements regarding our proposed merger, management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when vessels may be chartered by customers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.

    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that our forward-looking statements will be achieved and our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, the inability to complete the proposed merger with a subsidiary of Teekay Shipping Corporation and A/S Dampskibsselkabet TORM due to the failure to satisfy conditions to completion of the proposed merger, risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed merger; supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.

    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773